Exhibit 99.14

PUT/CALL AGREEMENT

PUT/CALL AGREEMENT (this “Agreement”) made and entered into as of August 21 2007 by and between ION Media Networks Inc., a Delaware corporation (the “Company”), CIG Media LLC, a Delaware liability company (“CIG”), and NBC Universal, Inc., a Delaware corporation (“NBCU”).

W  I  T  N  E  S  S  E  T  H

WHEREAS, on May 3, 2007, the Company, NBCU, NBC Palm Beach Investment I, Inc., a California corporation (“NBC Palm Beach I”), NBC Palm Beach Investment II, Inc., a California corporation (“NBC Palm Beach II”), and CIG entered into a Master Transaction Agreement, as amended (the “Master Agreement”), which provides for the restructuring of the Company’s ownership and capital structure;

WHEREAS, on the date hereof, the parties to the Master Agreement have entered into an amendment to the Master Agreement in order to provide that, in accordance with Section 2.01(b) of the Master Agreement, an Affiliate of NBCU shall retain NBCU Series B Preferred with an aggregate liquidation preference of $250,000,000; and

WHEREAS, the Company and NBCU desire to enter into this Agreement pursuant to which the Company grants to NBCU a put option and NBCU grants to the Company a call option on the Subject Securities (as defined below) on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.      Definitions.  Terms not otherwise defined herein shall have the meaning set forth in the Master Agreement.

(a)       As used herein, the following terms shall have the following meanings:

“Exercise Date” means the Business Day following the earliest of the date on which (i) all of the Senior Debt has been refinanced or replaced, (ii) the Company has entered into arrangements reasonably satisfactory to CIG providing for a third party to purchase any and all of the Company's outstanding Senior Debt as to which the holders thereof elect to exercise any right they may have to require the Company to repurchase such Senior Debt as a result of NBCU or one of its Affiliates no longer owning at least $250 million aggregate liquidation preference of Subject Securities, or (iii) the receipt by the Company of a waiver, in form and substance satisfactory to the parties hereto, from the holders of at least a majority in aggregate principal amount of each class of the Senior Debt outstanding at the time of waiver, of any such right described in clause (ii).

“Exercise Price” means (i) if the Exercise Date occurs on or prior to the second anniversary of the date hereof, 25,000 shares of Series D Convertible Preferred (as adjusted by stock splits, reverse splits, stock dividends, combinations, conversions, reclassifications, reorganizations, stock dividends, and similar events), and (ii) if the Exercise Date occurs after the second anniversary of the date hereof, 25,000 shares of Series G Convertible Preferred (as adjusted by stock splits, reverse splits, stock dividends, combinations, conversions, reclassifications, reorganizations, stock dividends, and similar events).

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

“Permitted Liens” means (i) mechanics’, carriers’, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditioned sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) statutory Liens for Taxes not yet due and payable, (iv) Liens arising under federal or state securities laws and (v) Liens arising under the New Stockholders’ Agreement.

“Sell” means to sell, transfer, convey, assign or otherwise dispose of (but excluding any Sale to an Affiliate), either directly or indirectly, voluntarily or involuntarily, or by merger, sale, consolidation or otherwise; and the terms “Sale” and “Sold” shall have meanings correlative to the foregoing.

“Series G Convertible Preferred” means the Series G Mandatorily Convertible Preferred Stock due 2013, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, to be issued by the Company under the Series G Convertible Preferred Certificate of Designation if necessary pursuant to this Agreement.

“Series G Convertible Preferred Certificate of Designation” means the Certificate of Designation of Series G Convertible Preferred to be executed and filed with the Secretary of State of the State of Delaware if necessary, in the form of Exhibit A attached hereto.

“Subject Securities” means 25,000 shares of Series B Convertible Preferred (as adjusted by stock splits, reverse splits, stock dividends, combinations, conversions, reclassifications, reorganizations, stock dividends, and similar events).

(b)       The following terms have the meanings set forth in the Sections set forth below:

Definition	Section
“Agreement”	Preamble
“Call Exercise Notice”	2.2(b)
“Call Exercise Period”	2.2(a)
“Call Right”	2.2(a)
“Call Right Closing”	3(b)(i)
“CIG”	Preamble
“Company”	Recitals
“Master Agreement”	Recitals
“NBC Palm Beach I”	Recitals
“NBC Palm Beach II”	Recitals
“NBCU Option I”	Recitals
“NBCU Option II”	Recitals
“NBCU”	Preamble
“Put Exercise Notice”	2.1(b)
“Put Exercise Period”	2.1(a)
“Put Right”	2.1(a)
“Put Right Closing”	3(a)(i)
“Renewed Call Exercise Period”	2.3
“Renewed Put Exercise Period”	2.3
“Transferee”	8

SECTION 2.     Put/Call Right.

2.1       Put Right of NBCU.  (a)  At any time after the Exercise Date, NBCU shall have the right, upon the terms and subject to the conditions set forth in this Agreement, to require the Company to purchase all but not less than all of the Subject Securities at the Exercise Price (the “Put Right”).

(b)       NBCU may exercise the Put Right at any time after the Exercise Date by delivery to the Company of a written notice given in the manner specified in Section 8 hereof (the “Put Exercise Notice”) stating that NBCU (or such Affiliate of NBCU as NBCU may designate) is exercising the Put Right.

2.2           Call Right of the Company.  (a)  At any time after the Exercise Date, the Company shall have the right, upon the terms and subject to the conditions set forth in this Agreement, to require NBCU (or such Affiliate of NBCU as NBCU may designate) to sell all but not less than all of the Subject Securities at the Exercise Price (the “Call Right”).

(b)       The Company may exercise the Call Right at any time after the Exercise Date by delivery to NBCU of a written notice given in the manner specified in Section 8 hereof (the “Call Exercise Notice”) stating that the Company is exercising the Call Right.

SECTION 3.      Closing.

(a)       Put Right Closing.  (i)  The closing of the exercise of the Put Right (the “Put Right Closing”) shall take place no later than three (3) Business Days following delivery of the Put Exercise Notice and shall occur at the place designated in the Put Exercise Notice.

(ii)      At the Put Right Closing, (x) NBCU shall cause NBC Palm Beach I to deliver to the Company certificates representing all of the Subject Securities, duly endorsed in blank or accompanied by stock or similar powers duly executed in blank, with all necessary stock transfer stamps or similar instruments, as applicable, affixed thereto, free and clear of all Liens other than Permitted Liens, and (y) the Company shall deliver to NBCU (or such Affiliate of NBCU as NBCU may designate) certificates for shares of Series D Convertible Preferred or Series G Convertible Preferred, as the case may be, equal to the Exercise Price in such denominations set forth in the Put Exercise Notice; provided, however, in the event that on or prior to the Put Right Closing, a Mandatory Conversion Event (as defined in the Series D Convertible Preferred Stock Certificate of Designation or the Series G Convertible Preferred Stock Certificate of Designation, as the case may be) has occurred, the Company shall deliver to NBCU (or such Affiliate of NBCU as NBCU may designate) certificates for such number of shares of such other security of the Company that NBCU would have received as a result of the Mandatory Conversion Event if NBCU had exercised the Put Right immediately prior to the occurrence of the Mandatory Conversion Event.

(b)       Call Right Closing.  (i)  The closing of the exercise of the Call Right (the “Call Right Closing”) shall take place no later than three (3) Business Days following delivery of the Call Exercise Notice and shall occur at the place designated in the Call Exercise Notice.

(ii)      At the Call Right Closing, (x) NBCU shall cause NBC Palm Beach I to deliver to the Company certificates representing all of the Subject Securities, duly endorsed in blank or accompanied by stock or similar powers duly executed in blank, with all necessary stock transfer stamps or similar instruments, as applicable, affixed thereto, free and clear of all Liens other than Permitted Liens, and (y) the Company shall deliver to NBCU (or such Affiliate of NBCU as NBCU may designate) certificates for shares of Series D Convertible Preferred or Series G Convertible Preferred, as the case may be, equal to the Exercise Price in such denominations set forth in the Call Exercise Notice; provided, however, in the event that on or prior to the Call Right Closing, a Mandatory Conversion Event (as defined in the Series D Convertible Preferred Stock Certificate of Designation or the Series G Convertible Preferred Stock Certificate of Designation, as the case may be) has occurred, the Company shall deliver to NBCU (or such Affiliate of NBCU as NBCU may designate) certificates for such number of shares of such other security of the Company that NBCU would have received as a result of the Mandatory Conversion Event if the Company had exercised the Call Right immediately prior to the occurrence of the Mandatory Conversion Event.

SECTION 4.      Representations and Warranties.  Each party hereto represents and warrants to the other parties hereto as follows:

(a)       Such party has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted and proposed to be conducted.

(b)       Such party has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(c)       This Agreement has been duly and validly authorized, executed and delivered by such party, and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(d)       The execution, delivery and performance of this Agreement by such party does not and will not (A) violate, conflict with, or constitute a breach of or default under such party’s organizational documents or (B) violate any Law applicable to such party.

(e)       The execution, delivery and performance of this Agreement by it does not and will not (A) require it to obtain any consent, approval, authorization or other order of, or to make any filing, registration or qualification with any court, regulatory body, administrative agency or other governmental body (except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such party or its designated Affiliate of the transactions contemplated by this Agreement) or (B) violate, conflict with, constitute a breach or default under, or result in the imposition of a Lien on any of such party’s material properties pursuant to, any agreement, arrangement, commitment or undertaking to which such party is a party or by which such party is bound and which would adversely affect such party’s ability to perform its obligations hereunder.

(f)       Such party is not a party to any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

SECTION 5.      Additional Agreements

(a)  Waiver.  The Company shall use its reasonable best efforts to enter into arrangements reasonably satisfactory to CIG providing for a third party to purchase any and all of the Company's outstanding Senior Debt as to which the holders thereof elect to exercise any right they may have to require the Company to repurchase such Senior Debt if NBCU or one of its Affiliates were to no longer own at least $250 million aggregate principal amount of Subject Securities or obtain a waiver, in form and substance satisfactory to the parties hereto, from the holders of at least a majority in aggregate principal amount of each class of the Senior Debt outstanding at the time of waiver, of any such right.

(b)       Conversion.  NBCU agrees that it shall not convert any shares of the Subject Securities prior to the Exercise Date.

(c)       Issue Date.  The parties hereto agree that the Issue Date (as defined in the Series D Convertible Preferred Certificate of Designation or the Series G Convertible Preferred Certificate of Designation, as the case may be) of the shares of Series D Convertible Preferred or Series G Convertible Preferred, as the case may be, issued at the Put Right Closing or the Call Right Closing, as applicable, shall be the date hereof.

(d)       Subordination.  The parties hereto agree that the Subject Securities shall, in all respects with respect to dividends and distributions upon liquidation, winding up or dissolution of the Company, rank (i) on a parity with the Series D Convertible Preferred and all other Parity Securities (as defined in the Series D Convertible Preferred Stock Certificate of Designation), (ii) senior to the Junior Securities (as defined in the Series D Convertible Preferred Stock Certificate of Designation) as to dividends and distributions upon liquidation, winding up or dissolution of the Company and (iii) junior to the Senior Securities (as defined in the Series D Convertible Preferred Stock Certificate of Designation) to dividends and distributions upon liquidation, winding up or dissolution of the Company.

(e)       Legends.  NBCU agrees to, and shall request the Company to cause, the imprinting, for so long as appropriate, of substantially the following legends on certificates representing any of the Securities issued to NBCU (or such Affiliate of NBCU as NBCU may designate) at the Put Right Closing or Call Right Closing, as applicable:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF MAY 4, 2007, AMONG ION MEDIA NETWORKS, INC., CIG MEDIA LLC AND NBC UNIVERSAL, INC.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

(f)        Stockholders’ Agreement and Put/Call Agreement.  The parties hereto agree that the Subject Securities shall, in all respects, be deemed to be subject to the Stockholders’ Agreement by and among the Company, CIG and NBCU dated as of May 4, 2007.  The parties hereto agree that the Subject Securities shall, in all respects, be deemed to be “NBCU Securities” for purposes of the Put/Call Agreement between CIG and NBCU dated as of May 4, 2007.

SECTION 8.      Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be given when (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses (or such other address for a party as shall be specified in a notice given in accordance with this Section 8):

If to NBCU:

NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York  10112
Attention:  General Counsel
Tel:  212-646-7024
Fax:  212-646-4733

With a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York  10022
Attention:  John A. Marzulli, Jr.
Tel:  212-848-8590
Fax:  646-848-8590

If to CIG:

CIG Media LLC
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois  60603
Attention:  Matthew B. Hinerfeld
Tel:  312-395-3167
Fax:  312-267-7628

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY  10004
Attention:  Robert Schwenkel
    Steven Steinman
Tel:  212-859-8000
Fax:  212-859-4000

If to the Company:

ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, FL  33401-6233
Attention:  General Counsel
Tel:  561-659-4122
Fax:  561-655-9424

With a copy to:

Holland & Knight LLP
222 Lakeview Avenue, Suite 1000
West Palm Beach, Florida  33401
Attention:  David L. Perry
Tel:  561-650-8314
Fax:  561-650-8399

SECTION 9.      Transferability of Subject Securities and Put/Call Right.

(a)       NBCU hereby agrees that from the date hereof until the Exercise Date, it will not, and it will cause its Affiliates not to, assign, pledge, offer, sell or otherwise transfer or dispose of any of the Subject Securities or any interests in the Subject Securities.

(b)       Any party hereto may assign all or any of its rights and obligations hereunder to its Affiliates, provided that no such assignment shall relieve the assigning party of its obligations hereunder.  NBCU may assign its rights and obligations hereunder to any party to which it transfers the Subject Securities in compliance with the terms of the Transaction Agreements, provided, further, that it shall be a condition of such transfer that the transferee of the Subject Securities agrees in writing to assume all of the obligations of NBCU under this Agreement and that the Subject Securities continue to be subject to the Call Right in accordance with the terms and conditions of this Agreement.

SECTION 10.     Miscellaneous.  (a)  This Agreement and the Transaction Agreements and the documents described therein or attached or delivered pursuant thereto set forth the entire agreement between the parties thereto with respect to the transactions contemplated by such agreements.  Any provision of this Agreement may be amended or modified in whole or in part at any time only by an agreement in writing signed by all of the parties.  No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

(b)       If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(c)       This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d)       No right, power or remedy conferred upon any party in this Agreement shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or now or hereafter available at law or in equity or by statute or otherwise.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

(e)       Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

(f)       The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

(g)       This Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and permitted assigns.

(h)       All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

(i)        This agreement shall terminate and become of no further force and effect on the earlier to occur of (i) immediately after the Put Right Closing or the Call Right Closing, as the case may be, and (ii) the written consent of the parties hereto.

(j)        This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

(k)        Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10(k).

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company, CIG and NBCU have caused this Agreement to be executed by their respective representatives on the date first above written.

ION MEDIA NETWORKS, INC.
By:	/s/ Richard Garcia
	Name:	Richard Garcia
	Title:	Chief Financial Officer

CIG MEDIA LLC By: Citadel Limited Partnership, its Manager By: Citadel Investment Group, L.L.C., its General Partner
By:	/s/ Matthew Hinerfeld
	Name:	Matthew Hinerfeld
	Title:	Managing Director

NBC UNIVERSAL, INC.
By:	/s/ Lynn Calpeter
	Name:	Lynn Calpeter
	Title:	Execitive Vice President, Chief Financial Officer and Treasurer

Exhibit A
Series G Convertible Preferred Certificate of Designation

CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF
SERIES G MANDATORILY CONVERTIBLE PREFERRED STOCK
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

ION Media Networks, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on ________________, duly approved and adopted the following resolution:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of  Series G Mandatorily Convertible Preferred Stock, par value $.001 per share, with a liquidation preference of $10,000 per share, consisting of 25,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this resolution as follows:

(a)        Designation.  There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series G Mandatorily Convertible Preferred Stock.”  The number of shares constituting such series shall be 25,000 and are referred to as the “Series G Convertible Preferred.”  The liquidation preference of the Series G Convertible Preferred shall be $10,000.00 per share (the “Liquidation Preference”).

(b)        Rank.  The Series G Convertible Preferred shall, with respect to dividends and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to the Junior Preferred Stock, to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series G Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with the 8% Series D Mandatorily Convertible Preferred Stock and any other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series G Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series G Convertible Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities not issued in accordance with the requirements of paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c)        Dividends.

(i)         Beginning on the Issue Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series G Convertible Preferred at the higher of (x) (A) from the Issue Date until the second anniversary of the Issue Date, a rate per annum equal to 8% of the Issue Price, and (B) after the second anniversary of the Issue Date, a rate per annum equal to 11% of the Issue Price and (y) the aggregate cash dividends per share paid on the Class A Common Stock from (A) the later of the Issue Date or the date of the last payment of a cash dividend on the Class A Common Stock to (B) the date of such determination, multiplied by the number of shares of Class A Common Stock into which each share of Series G Convertible Preferred is convertible.  All dividends shall accrue and be cumulative, whether or not earned or declared, on a quarterly basis, in arrears, from the Issue Date, even if the Series G Convertible Preferred are issued on a date subsequent to the Issue Date, but shall be payable only at such time or times as may be fixed by the Board of Directors or as otherwise provided herein and shall not compound.  Dividends shall cease to accrue and accumulate in respect of shares of the Series G Convertible Preferred on the date of conversion of such shares or the date of the redemption of such shares unless the Corporation shall have failed to pay or make available for payment the relevant redemption price on the date fixed for redemption.

(ii)        All dividends paid with respect to shares of the Series G Convertible Preferred pursuant to paragraph (c)(i) shall be paid in cash pro rata to the Holders entitled thereto.

(d)        Liquidation.

(i)        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each Holder shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders and before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, the Common Stock of the Corporation, an amount in cash equal to the greater of (A) the Liquidation Preference for each outstanding share of Series G Convertible Preferred, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for such liquidation, dissolution or winding up, and (B) the amount per share which would have been payable upon such liquidation, dissolution or winding up to the holders of shares of Class A Common Stock or such other class or series of stock into which the Series G Convertible Preferred is then convertible (assuming the conversion of each share of then convertible Series G Convertible Preferred and without deduction for the Liquidation Preference otherwise payable pursuant to clause (A) hereof), multiplied by the number of shares of Class A Common Stock into which such shares of Series G Convertible Preferred are then convertible.  Except as provided in the preceding sentence, Holders of Series G Convertible Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation.  If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders and to any holders of all other Parity Securities, then such assets shall be distributed among the Holders and any holders of such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series G Convertible Preferred and any such shares of other Parity Securities if all amounts payable thereon were paid in full.

(ii)        For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e)        Redemption.

(i)        Mandatory Redemption.  The Corporation shall redeem, in the manner provided for in paragraph (e)(ii) hereof, and out of funds legally available therefor all of the outstanding shares of Series G Convertible Preferred for cash on August 31, 2013 (the “Redemption Date”), at a price per share equal to the Redemption Price.

(ii)        Procedures for Redemption.  (A)  At least 90 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series G Convertible Preferred as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective.  The Redemption Notice shall state:

(1) the Redemption Price;

(2)        that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Series G Convertible Preferred; and

(3) that dividends on the shares of the Series G Convertible Preferred shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.
(B)        Each Holder shall surrender the certificate or certificates representing all shares of Series G Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place or places designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C)        On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series G Convertible Preferred shall cease to accumulate on the Redemption Date, and all rights of the Holders shall terminate with respect to the Series G Convertible Preferred on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if the Redemption Notice shall have been given and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders, then, at the close of business on the day on which such funds are segregated and set aside, the Holders shall cease to be stockholders of the Corporation and shall be entitled only to receive the Redemption Price.

(f)        Voting Rights.  Holders shall have no voting rights, except as required by the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designation.

(i)        (A)  So long as any shares of the Series G Convertible Preferred are outstanding, the Corporation may not issue any additional shares of Series G Convertible Preferred or any new class of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock Parity Securities or Senior Securities) without the approval of Holders holding at least a majority of the then outstanding shares of Series G Convertible Preferred, voting or consenting, as the case may be, together as one class given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that the Corporation may, without the approval of such Holders issue additional shares of Parity Securities or Senior Securities (including shares issued in payment of dividends thereon in accordance with their respective certificates of designation) and which Senior Securities or Parity Securities do not require the Corporation to pay dividends thereon on a current basis in cash, or require cash dividends to be paid at a rate not in excess of three percentage points greater than the dividend rate borne by any series of Senior Securities and which do not prohibit the payment of dividends other than in cash on the Series G  Convertible Preferred or prohibit the redemption by the Corporation of the Series G Convertible Preferred pursuant to paragraph (e)(i) above, in an amount sufficient to Refinance any series of Senior Securities, in whole or in part, with such shares being issued no sooner than the date the Corporation Refinances such series of Senior Securities.

(B)        So long as any shares of the Series G Convertible Preferred are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect materially and adversely the rights, preferences or privileges of Holders without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series G Convertible Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(C)        Except as set forth in paragraph (f)(i)(A) above, the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders and shall not be deemed to affect adversely the rights, preferences or privileges of such Holders.

(ii)         Without the affirmative vote or consent of Holders holding at least a majority of the then outstanding shares of Series G Convertible Preferred, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Corporation's assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to, another Person (other than a Wholly-Owned Subsidiary with, into or to another Wholly-Owned Subsidiary) or adopt a plan of liquidation unless (A) either (I) the Corporation is the surviving or continuing Person or (II) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or, in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Series G Convertible Preferred shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person with the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series G Convertible Preferred had immediately prior to such transaction; (C) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or shall have occurred after the Issue Date and be continuing; and (D) the Corporation has delivered to the transfer agent for the Series G Convertible Preferred prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(iii)         (A)  If the Corporation fails to discharge any redemption or conversion obligation with respect to the Series G Convertible Preferred (such failure being a “Voting Rights Triggering Event”), then, subject to paragraph (f)(iii)(E) below, Holders of at least a majority of the then outstanding shares of Series G Convertible Preferred, voting separately and as one class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors, at a meeting called for such purpose following the occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(iii)(B) below), and the number of directors constituting the Board of Directors shall be increased by the number of directors so elected by the Holders.  The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

(B)         The right of the Holders voting together as a separate class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied, cured or waived by Holders of at least a majority of the then outstanding shares of Series G Convertible Preferred that are entitled to vote thereon, at which time (I) the special right of the Holders so to vote as a class for the election of directors and (II) the term of office of the directors elected by the Holders shall each terminate and such persons shall cease to be members of the Board of Directors.  At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by such Holders, a proper officer of the Corporation may, and upon the written request of Holders of at least 25% of the then outstanding shares of Series G Convertible Preferred addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which the Holders are entitled to elect.  If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then Holders of at least 25% of the then outstanding shares of Series G Convertible Preferred may designate in writing one of their number to call such meeting at the reasonable expense of the Corporation, and such meeting may be called by the Holder so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders.  Any Holder of Series G Convertible Preferred so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

(C)         At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of Holders of at least a majority of the then outstanding shares of Series G Convertible Preferred shall be required to constitute a quorum of such Series G Convertible Preferred.

(D)         Any vacancy occurring in the office of a director elected by the Holders may be filled by the remaining director (if any) elected by the Holders unless and until such vacancy shall be filled by the Holders.

(E)         The provisions of this paragraph (f)(iii) shall apply only to those Holders, if any, that would be permitted to vote in the election of directors of the Corporation pursuant to applicable laws and regulations of the FCC, with such Holders together being treated as the class of Holders entitled to exercise such rights.  The determination as to whether any Holder would not be permitted to exercise such voting rights shall be made jointly by any such Holder(s) and the Corporation.

(iv)         In any case in which the Holders shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware, each Holder entitled to vote with respect to such matter shall be entitled to one vote for each then outstanding share of Series G Convertible Preferred so held.

(g)         Conversion.

(i)         Optional Conversion.  Each share of the Series G Convertible Preferred is convertible at the option of the Holder thereof, at any time and from time to time, into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series G Convertible Preferred surrendered for conversion plus accrued and unpaid dividends thereon, divided by (B) the Conversion Price then in effect, except that if shares of Series G Convertible Preferred are called for redemption the conversion right will terminate at the close of business on the Redemption Date.  No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of conversion.  The Series G Convertible Preferred shall be converted by the holder thereof by surrendering the certificate or certificates representing the shares of Series G Convertible Preferred to be converted, appropriately completed, to the transfer agent for the Common Stock.  The transfer agent shall issue one or more certificates representing the Conversion Shares in the name or names requested by such Holder.  The transfer agent will deliver to such Holder a new certificate representing the shares of Series G Convertible Preferred in excess of those being surrendered for conversion.  The conversion rights stated herein are subject to compliance by the Holder with all applicable laws and regulations, including, without limitation, the Communications Act, and as a condition precedent to the Corporation’s obligation to issue Conversion Shares to a Holder or its designee(s), the Corporation may require that such Holder deliver to the Corporation an opinion of legal counsel reasonably acceptable to the Corporation to the effect that the issuance of Conversion Shares to such Holder or its designee(s) upon conversion will not violate or conflict with the Communications Act.

(ii)         Mandatory Conversion.  Upon the occurrence of a Mandatory Conversion Event, including a Mandatory Conversion Event that occurs after the Redemption Date to the extent any share of Series G Convertible Preferred remains outstanding after the Redemption Date, unless previously converted at the option of Holders in accordance with the provisions hereof, each outstanding share of Series G Convertible Preferred shall, without notice to Holders, convert automatically (the “Mandatory Conversion”) into (A) a number of Conversion Shares equal to the Issue Price of the shares of Series G Convertible Preferred so converted plus accrued and unpaid dividends thereon, divided by the (B) Conversion Price then in effect.  No fractional shares or securities representing fractional shares will be issued upon conversion; in lieu of fractional shares the Corporation will pay a cash adjustment based upon the Common Stock Value as of the close of business on the first Business Day preceding the date of the occurrence of such Mandatory Conversion Event.  Promptly following a Mandatory Conversion Event, written notice (the “Mandatory Conversion Notice”) shall be given by first class mail, postage prepaid, to each Holder who is a Holder on the date such notice is given at such Holder’s address as it appears on the stock books of the Corporation, provided that no failure to give such notice or any deficiency therein shall affect the validity of the procedures for the Mandatory Conversion as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was effected.  Each Holder shall surrender the certificate or certificates representing all shares of Series G Convertible Preferred held by such Holder to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation) and the Corporation shall issue to such Holder that number of shares of Class A Common Stock to which such Holder is entitled, as calculated in accordance with this paragraph; provided, however, that if a Holder shall notify the Corporation within five (5) Business Days of receipt of the Mandatory Conversion Notice that it wishes to receive Class C Common Stock in accordance with this paragraph, the Corporation shall issue such Holder an equal number of shares of Class C Common Stock to which such Holder is entitled as calculated in accordance with this paragraph.

(iii)         (A)  In case the Corporation shall (I) pay a dividend or distribution in shares of Class A Common Stock on its shares of Class A Common Stock, (II) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (III) combine its outstanding shares of Class A Common Stock into a smaller number of shares, or (IV) issue, by reclassification of its shares of Class A Common Stock, any shares of its Capital Stock (each such transaction being called a “Stock Transaction”), then and in each such case, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of a share of Series G Convertible Preferred surrendered for conversion after the record date fixing stockholders to be affected by such Stock Transaction shall be entitled to receive upon conversion the number of Conversion Shares which such Holder would have been entitled to receive after the happening of such event had such share of Series G Convertible Preferred been converted immediately prior to such record date.  Such adjustment shall be made whenever any Stock Transaction occurs, but shall also be effective retroactively as to shares of Series G Convertible Preferred converted between such record date and the date of the happening of any such Stock Transaction.

(B)         If the Corporation shall, at any time or from time to time while any shares of Series G Convertible Preferred are outstanding, issue or sell any right or warrant to purchase, acquire or subscribe for shares of Class A Common Stock (including a right or warrant with respect to any security convertible into or exchangeable for shares of Class A Common Stock) generally to holders of its Common Stock (including by way of a reclassification of shares or a recapitalization of the Corporation), for a consideration on the date of such issuance or sale less than the Common Stock Value of the shares of Class A Common Stock underlying such rights or warrants on the date of such issuance or sale, then and in each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (I) the Common Stock Value per share of Class A Common Stock on the first Business Day after the date of the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the number of shares of Class A Common Stock outstanding immediately prior to such issuance or sale plus (II) the aggregate Fair Market Value of the consideration to be received by the Corporation in connection with the issuance or sale of the rights or warrants plus the aggregate consideration to be received in respect of the purchase of the shares of Class A Common Stock underlying such rights or warrants, and the denominator of which shall be the Common Stock Value per share of Class A Common Stock on the Business Day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the aggregate number of shares of Class A Common Stock (I) outstanding immediately prior to such issuance or sale plus (II) underlying such rights or warrants at the time of such issuance or sale.  For the purposes of the preceding sentence, the aggregate consideration receivable by the Corporation in connection with the issuance or sale of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants.  No adjustment to the Conversion Price pursuant to this paragraph (B) shall be made if, in conjunction with any such issuance or sale by the Corporation generally to holders of its Common Stock, the Corporation issues or offers to sell to the Holders such rights or warrants on the same basis as the Holders would have received had their shares of Series G Convertible Preferred been converted into shares of Class A Common Stock (or Class C Common Stock, as the case may be) immediately prior to the such issuance or sale.  Upon the expiration or termination of any such rights or warrants without the exercise of such rights or warrants, the Conversion Price then in effect shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such rights or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued, although such adjustment shall not effect previously converted shares.

(C)        In the event the Corporation shall at any time or from time to time while any shares of Series G Convertible Preferred are outstanding declare, order, pay or make a dividend or other distribution generally to holders of its Common Stock in stock or other securities or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries or evidences of Indebtedness of the Corporation or any other person or pay any Extraordinary Cash Dividend (other than any dividend or distribution on the Class A Common Stock (I) referred to in paragraphs (A) or (B) above or (II) if in conjunction therewith the Corporation declares and pays or makes a dividend or distribution on each share of Series G Convertible Preferred which is the same as the dividend or distribution that would have been made or paid with respect to such share of Series G Convertible Preferred had such share been converted into shares of Class A Common Stock immediately prior to the record date for any such dividend or distribution on the Class A Common Stock), then, and in each such case, an appropriate adjustment to the Conversion Price shall be made so that the Holder of each share of Series G Convertible Preferred shall be entitled to receive, upon the conversion thereof, the number of shares of Class A Common Stock determined by multiplying (x) the number of shares of Class A Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Common Stock Value per share of Class A Common Stock as of such record date, and the denominator of which shall be such Common Stock Value per share of Class A Common Stock less the Fair Market Value per share of Class A Common Stock of such dividend or distribution (as determined in good faith by the Board of Directors, as evidenced by a Board Resolution mailed to each holder of Series G Convertible Preferred).  An adjustment made pursuant to this paragraph (C) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively to the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution.

(D)           In the event the Company shall, at any time or from time to time while any shares of Series G Convertible Preferred are outstanding, repurchase (a “Repurchase”) any portion of the Class A Common Stock from holders generally at a premium over the Common Stock Value thereof on the next trading day immediately preceding the consummation of such Repurchase, then and in the case of each Repurchase the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which is (I) the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase minus (II) the aggregate purchase price of the Repurchase and the denominator of which shall be the product of (x) the number of shares of Class A Common Stock outstanding immediately before such Repurchase minus the number of shares of Class A Common Stock Repurchased by the Company multiplied by (y) the Common Stock Value per share of Class A Common Stock on the next trading day immediately following the consummation of such Repurchase.  Such adjustment shall be made whenever any such Repurchase occurs, but shall also be effective retroactively as to shares of Series G Convertible Preferred converted between such record date and the date of the happening of any such Repurchase.

(iv)        No adjustment in the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

(v)         In the event of any capital reorganization (other than a capital reorganization covered by paragraph (ii)(C) above) or reclassification of outstanding shares of Common Stock of the Corporation (other than a reclassification covered by paragraph (ii)(A) above), or in case of any merger, consolidation or other corporate combination of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Transaction”), each share of Series G Convertible Preferred shall continue to remain outstanding if the Corporation is the Surviving Person (as defined below) of such Transaction, and shall be subject to all the provisions hereof, as in effect prior to such Transaction, or if the Corporation is not the Surviving Person, each share of Series G Convertible Preferred shall be exchanged in such Transaction for a new series of convertible preferred stock of the Surviving Person, or in the case of a Surviving Person other than a corporation, comparable securities of such Surviving Person, in either case having economic terms as nearly equivalent as possible to, and with the same voting and other rights as, the Series G Convertible Preferred, including entitling the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Class A Common Stock into which one share of Series G Convertible Preferred was convertible immediately prior to such Transaction.  In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (v) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.  If the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received by them in such Transaction, then from and after the effective date of such Transaction, the Series G Convertible Preferred shall be convertible into the consideration that a majority of the holders of the Class A Common Stock who made such election received in such Transaction.

Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, proper provision is made to ensure that the holders of shares of Series G Convertible Preferred will be entitled to receive the benefits afforded by this paragraph (v).

For purposes of this paragraph (v), “Surviving Person” shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series G Convertible Preferred or Common Stock of the Corporation is exchanged, converted or reclassified into the securities of any other Person or cash or any other property.

(vi)         The conversion price shall initially equal $0.75 per share, and shall increase from and after the Issue Date at a rate equal to the dividend rate on the Series G Convertible Preferred as set forth in paragraph (c)(i) (the “Conversion Price”).  The Conversion Price shall be subject to adjustment as provided in this paragraph (g).

(vii)         From and after an Initial Public Offering, the Corporation shall cause the shares of Class A Common Stock issuable upon conversion of the Series G Convertible Preferred (or in the case of a Holder’s election to convert into Class C Common Stock, upon conversion of such Class C Common Stock) to be approved for listing on the principal securities exchange on which the Class A Common Stock may at the time be listed for trading, subject to official notification of issuance, prior to the date of issuance thereof.  Notwithstanding anything in this Certificate of Designation to the contrary, no Holders shall be entitled to exercise the conversion rights set forth in this paragraph (g) until such time as any conditions for listing the Class A Common Stock issuable upon conversion of the Series G Convertible Preferred on the principal securities exchange on which the Class A Common Stock may be listed for trading, if any and if applicable, have been satisfied.

(viii)        Notwithstanding anything to the contrary contained in this paragraph (g), there shall be no adjustment to the Conversion Price in connection with any issuance of additional shares of Series G Convertible Preferred or any other securities that are or may be or become issued or issuable in connection with the transactions contemplated by the Master Transaction Agreement.

(h)         Reissuance of Series G Convertible Preferred.  Shares of Series G Convertible Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares as Series G Convertible Preferred must be in compliance with the terms hereof.

(i)         Business Day.  If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

(j)         Reports.  If the Corporation is no longer required to file annual or quarterly reports with the Commission pursuant to the Exchange Act, the Corporation will provide to the Holders such annual and quarterly financial statements as the Corporation would have been required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act had it been so subject without cost to the Holders.

(k)         Definitions.  As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

       “8% Series D Mandatorily Convertible Preferred Stock” means the 8% Series D Mandatorily Convertible Preferred Stock due 2013, par value $0.001 per share, of the Company, with a liquidation preference of $10,000 per share, as filed with the Secretary of State of the State of Delaware on May 4, 2007, and as thereafter amended.

       “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Board of Directors” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.
“Board Resolution” means a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors and to be in full force and effect.
“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

       “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

       “Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Certificate of Incorporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.
“Class A Common Stock” means the Class A Common Stock, par value $.001 per share, of the Corporation.
“Class C Common Stock” means the Class C Non-Voting Common Stock, par value $.001 per share, of the Corporation.
“Class D Common Stock” means the Class D Non-Voting Common Stock, par value $.001 per share, of the Corporation.
“Commission” means the Securities and Exchange Commission.

       “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

       “Common Stock Value” on any date means, with respect to the Class A Common Stock or the Class D Common Stock, the last sale price for the Class A Common Stock or the Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or the Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or the Class D Common Stock is listed or admitted to trading or, if neither the Class A Common Stock nor the Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if neither the Class A Common Stock nor the Class D Common Stock is quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock or the Class D Common Stock selected by the Board of Directors or, in the event that no trading price is available for the Class A Common Stock or the Class D Common Stock, the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors.

       “Communications Act” means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

       “Consolidated EBITDA” means, for any Person, for any period, an amount equal to (a) the sum of Consolidated Net Income for such period, plus, to the extent deducted from the revenues of such Person in determining Consolidated Net Income, (i) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing a loss in Consolidated Net Income above, plus (ii) Consolidated Interest Expense, net of interest income earned on cash or cash equivalents for such period (including, for this purpose, dividends on preferred stock only to the extent that such dividends were deducted in determining Consolidated Net Income), plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles and broadcast program licenses for such period on a consolidated basis, minus (b) scheduled payments relating to broadcast program license liabilities, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Subsidiaries only; provided, however, that, for purposes of calculating Consolidated EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only if cash income has been received by such Person as a result of the operation of the business in which such Investment has been made in the ordinary course without giving effect to any extraordinary, unusual and non-recurring gains.

       “Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and all time brokerage fees relating to financing of television stations which the Corporation has an agreement or option to acquire.

       “Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the net income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or to the Subsidiary, (b) the net income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) (i) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary, unusual and non-recurring gains and losses shall be excluded, (e) losses associated with discontinued and terminated operations in an amount not to exceed $1,000,000 per annum shall be excluded and (f) all non-cash items (including, without limitation, cumulative effects of changes in GAAP and equity entitlements granted to employees of the Corporation and its Subsidiaries) increasing and decreasing Consolidated Net Income and not otherwise included in the definition of Consolidated EBITDA shall be excluded.

“Conversion Price” has the meaning ascribed to it in paragraph (g)(vi) hereof.

       “Conversion Shares” means (i) the number of shares of Class A Common Stock or (ii) with respect to any Holder, if such Holder determines, after consultation with its outside legal counsel, that such Holder is prevented under the Communications Act from holding shares of Class A Common Stock issuable upon conversion of such Holder’s shares of Series G Convertible Preferred, an equal number of shares of Class C Common Stock of the Corporation (such Class C Common Stock shall, (1) upon disposition by such Holder to any other Person that such Holder determines is not prevented under the Communications Act from holding shares of Class A Common Stock or (2) upon the determination by such Holder that the Communications Act no longer prohibits such Holder from holding shares of Class A Common Stock, in either case, after consultation by such Person with outside legal counsel and, if required by the Corporation, delivery by such Person to the Corporation an Opinion of Counsel reasonably acceptable to the Corporation to the effect that the Conversion of such Class C Common Stock to Class A Common Stock will not violate or conflict with the Communications Act, automatically be converted into an equal number of shares of Class A Common Stock), into which the Series G Convertible Preferred is from time to time convertible.

“Corporation” has the meaning ascribed to it in the first paragraph of this Certificate of Designation.

       “Designated Investment Bank” means an investment bank selected by the Purchasing Party from a list of three internationally recognized investment banks provided to the Purchasing Party by the Company pursuant to Section 2.07 of the Master Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

       “Extraordinary Cash Dividend” means cash dividends with respect to the Class A Common Stock the aggregate amount of which in any fiscal year exceeds 10% of Consolidated EBITDA of the Corporation and its subsidiaries for the fiscal year immediately preceding the payment of such dividend.

       “Fair Market Value” of any consideration other than cash or of any securities shall mean the amount which a willing buyer would pay to a willing seller in an arm’s-length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof.

“FCC” means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the Issue Date.
“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.
“Holder” means a holder of then outstanding shares of Series G Convertible Preferred as reflected in the stock books of the Corporation.

       “Initial Public Offering” means the initial underwritten sale of equity securities of the Corporation occurring after the Issue Date pursuant to an effective registration statement under the Securities Act.

“Issue Date” means August 21, 2007.
“Issue Price” means $10,000 per share of Series G Convertible Preferred.

       “Junior Preferred Stock” means, collectively, (i) Series E-1 Convertible Preferred, (ii) Series E-2 Convertible Preferred and (iii) Series F Non-Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Junior Securities” has the meaning ascribed to it in paragraph (b) hereof.
“Liquidation Preference” has the meaning ascribed to it in paragraph (a) hereof.
“Mandatory Conversion” has the meaning ascribed to it in paragraph (g)(ii) hereof.

       “Mandatory Conversion Event” means the earlier to occur of: (i) the date on which the last sale price for the Class A Common Stock or Class D Common Stock, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for the Class A Common Stock or Class D Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the Class A Common Stock or Class D Common Stock is listed or admitted to trading, or, if neither Class A Common Stock nor Class D Common Stock is listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use, for the Class A Common Stock or Class D Common Stock for fifteen (15) consecutive trading days is equal to or greater than the Mandatory Conversion Trigger Price as then in effect; and (ii) the issuance by the Corporation of Common Stock at an issue price per share not less than the Mandatory Conversion Trigger Price as then in effect for aggregate gross proceeds (before deduction of underwriting commissions and other expenses of sale) of not less than $75,000,000, provided that if such issuance is made to a Purchasing Party, the Designated Investment Bank shall have provided an opinion in customary form to the Company to the effect that the issue price per share of Common Stock is at or higher than the fair market value of a share of Common Stock.

“Mandatory Conversion Notice” has the meaning ascribed to it in paragraph (g)(ii) hereof.

       “Mandatory Conversion Trigger Price” means (A) in the event the Mandatory Conversion Event occurs on or after the first anniversary but prior to the second anniversary of the Issue Date, 102% of the Conversion Price, (B) in the event the Mandatory Conversion Event occurs on or after the second anniversary but prior to the third anniversary of the Issue Date, 101% of the Conversion Price, or (C) in the event the Mandatory Conversion Event occurs on or after the third anniversary of the Issue Date, the Conversion Price.

       “Master Transaction Agreement” means the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

       “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

       “Officers’ Certificate” means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

       “Opinion of Counsel” means an opinion of counsel that, in such counsel’s opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under “Officers’ Certificate”.

“Parity Securities” has the meaning ascribed to it in paragraph (b) hereof.
“Person” means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

       “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Purchasing Party” means CIG Media LLC, NBC Universal, Inc. and their respective Affiliates.
“Redemption Date” has the meaning ascribed to it in paragraph (e)(i) hereof.
“Redemption Notice” has the meaning ascribed to it in paragraph (e)(ii) hereof.
“Redemption Price” means the Issue Price plus (as applicable) all accrued and unpaid dividends through and including the date of redemption.

       “Refinance” means, in respect of any security, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security in exchange or replacement for, or to amend the terms of, such security, in whole or in part, for any amount up to and including the greater of the redemption price of such security pursuant to the terms of such security or the face value of such security on the date of any such Refinancing, plus (without duplication) the amount of any accrued dividends on such security, the amount of any premium required to be paid under the terms of such security and the amount of reasonable expenses incurred by the Corporation in connection with such Refinancing.  “Refinanced” and “Refinancing” has the correlative meaning.

“Repurchase” has the meaning ascribed to it in paragraph (g)(iii)(D) hereof.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

       “Senior Preferred Stock” means collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, (iii) Series A-3 Convertible Preferred, (iv) 14¼% Preferred, (v) 9¾% Preferred, (vi) Series B Convertible Preferred, (vii) Series C Preferred Stock and (viii) Series C Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“Senior Securities” has the meaning ascribed to it in paragraph (b) hereof.
“Series G Convertible Preferred” has the meaning ascribed to it in paragraph (a) hereof.

       “Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Stock Transaction” has the meaning ascribed to it in paragraph (g)(iii) hereof.
“Surviving Person” has the meaning ascribed to it in paragraph (g)(v) hereof.
“Transaction” has the meaning ascribed to it in paragraph (g)(v) hereof.
“Voting Rights Triggering Event” has the meaning ascribed to it in paragraph (f)(iii)(A) hereof.
“Wholly-Owned Subsidiary” means any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Corporation.

IN WITNESS WHEREOF, said ION Media Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this ___ day of ______, _____.

ION MEDIA NETWORKS, INC.
By:
Name:
Title: